Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Diamond Hill Investment Group, Inc.:

We consent to the use of our reports dated March 7, 2014, with respect to the consolidated balance sheets of Diamond Hill Investment Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.
/s/ KPMG LLP
Columbus, Ohio
June 26, 2014